Exhibit 5.1

Anheuser-Busch InBev SA/NV Grand Place 1 1000 Brussels Belgium			BRUSSELS
Bastion Tower Place du Champ de Mars/ Marsveldplein 5 B-1050 Brussels
	T	+	32 2 504 7000
	Direct T	+	32 2 504 7183
	E		vincent.macq@freshfields.com
	W		www.freshfields.com
Doc ID
OUR REF
YOUR REF
CLIENT MATTER NO.

19 March 2024

Dear Sir or Madam

Registration under the Securities Act of 1933 of ordinary shares issued by Anheuser-Busch InBev SA/NV

Introduction

1. We have acted as Belgian legal counsel to Anheuser-Busch InBev SA/NV, a Belgian limited liability company (naamloze vennootschap/société anonyme) with registered office at Grand Place 1, 1000 Brussels (Belgium) (the Company), in connection with the offer and sale by Altria Group Inc. (the Selling Shareholder) of 35,000,000 ordinary shares, without nominal value in the capital of the Company that have been issued by the Company (the Ordinary Shares), including 12,250,000 Ordinary Shares represented by American Depositary Shares (the Transaction), pursuant to the registration statement on Form F-3 (File No. 333-277873) filed by the Company (the Registration Statement) with the United States Securities and Exchange Commission (the SEC) under the United States Securities Act, including a base prospectus (the Base Prospectus), as supplemented by the Prospectus Supplement, dated 14 March 2024 (the Prospectus Supplement), which updates or supplements certain information contained in the Base Prospectus..

2. We have been asked by the Company to render an opinion as to the matters of Belgian law set out below, in connection with the Registration Statement, including the Prospectus Supplement.

3. In connection with this opinion, we have examined copies of the documents listed in Schedule 1 hereto (the Documents).

4. In addition, we have carried out a search on 19 March 2024 on the Central Solvency Register’s website for any bankruptcy (faillissement) or judicial reorganisation (gerechtelijke reorganisatie/ réorganisation judiciaire) procedures initiated in respect of the Company, which yielded no results (the CSR Search).

Freshfields Bruckhaus Deringer LLP is a limited liability partnership registered in England and Wales with registered number OC334789. It is authorised and regulated by the Solicitors Regulation Authority. For regulatory information please refer to www.freshfields.com/support/legalnotice.

A list of the members (and of the non-members who are designated as partners) of Freshfields Bruckhaus Deringer LLP is available for inspection at its registered office, 100 Bishopsgate, London EC2P 2SR, or at the above address. Any reference to a partner means a member, or a consultant or employee with equivalent standing and qualifications, of Freshfields Bruckhaus Deringer LLP or any of its affiliated firms or entities.

5. Capitalised terms used in this opinion shall have the same meaning as set out in the Registration Statement and the Prospectus Supplement, unless explicitly defined otherwise in this opinion.

Nature of the Opinion and Observations

6. We would like to draw your attention to the following points to be taken into account when considering this opinion letter.

(a)

This opinion is confined to the laws with general applicability (wettelijke regels/règles légales) of Belgium and, insofar as they are directly applicable in Belgium, the European Union, all as they stand as at the date hereof and as such laws are currently interpreted in published authoritative case law of the Belgian courts (Belgian law). Accordingly, we express no opinion with regard to any other system of law (including the law of jurisdictions other than Belgium in which our firm has an office), even in cases where, under Belgian law, any foreign law should be applied, and we therefore assume that any applicable law (other than Belgian law) would not affect or qualify the opinions as set out below. Furthermore, we do not express any opinion on public international law or on the rules of or promulgated under any treaty or by any treaty organisation (except as otherwise stated above and in this opinion).

(b)

This opinion is limited to the matters set out in paragraph 7 below. We express no opinion as to any other matter including, without limitation, issues relating to the corporate existence and power of the Company to sign, execute or authorise the Registration Statement, the fact whether execution of the Registration Statement was duly authorised by all necessary corporate action on the part of the Company or whether the Registration Statement has been duly executed or the requirement to obtain any consent, license, approval, authorisation or registration from any governmental or regulatory authority to enter into or execute the Documents.

(c)

In rendering this opinion, we have exclusively examined the Documents and we have conducted such investigations of Belgian law as we have deemed necessary or advisable for the purpose of giving this opinion.

(d)

Belgian legal concepts in this opinion are expressed in English terms, and not in their original Dutch or French terms. These concepts may not be identical to the concepts of other jurisdictions which use the same terms in English. This opinion may therefore only be relied upon under the express condition that any issues of interpretation or liability which may arise, are governed by Belgian law and brought before the courts of Brussels.

(e)

This opinion speaks as of the date hereof. By giving this opinion, we do not assume any obligation to notify you of future changes in law, case law or doctrine which may affect the opinions expressed in this opinion, or otherwise to update this opinion in any respect.

(f)

This opinion cannot be construed as giving certainty that Belgian courts will in the future take the same decisions as in the existing case law and doctrine on which this opinion is based. Moreover, not all legal issues discussed in this opinion have been the subject matter of case law and any opinion expressed on such issues herein cannot be construed as giving certainty that a Belgian court will decide in the manner as opined therein.

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(g)

To the extent that the laws of other jurisdictions may be relevant, we have made no independent investigation of such laws, and our opinion is subject to the effect of such laws. We express no views in this opinion on the validity of the matters set out in such opinion(s).

(h)	Headings are inserted for convenience only and shall be ignored in the interpretation of this opinion.

(i)	We would also like to make the following observations:

(i) Factual Statements: we have not been responsible for verifying whether statements of fact (including foreign law), opinions or intentions in the Documents or any related documents are accurate, complete or reasonable; we were not instructed to perform any type of legal or other due diligence on the Company, its financial position, its assets, liabilities, contracts or the legal or regulatory environment in which it operates, in relation to the transactions contemplated by the Documents. We are not in a position to opine on or to assess in any way whatsoever whether the terms and conditions of, or the transactions contemplated by, any of the Documents infringe or in any other way affect (i) any existing contractual obligation of the Company or (ii) any specific legal or regulatory requirements the Company is subject to in view of its activities as conducted at the date of this opinion;

(ii) Tax: we express no opinion in respect of the tax treatment of the Ordinary Shares; you have not relied on any advice from us in relation to the tax implications of the Ordinary Shares or the Registration Statement for any parties or any other person, whether in Belgium or in any other jurisdiction, or the suitability of any tax provisions in the Registration Statement;

(iii) Sanctions: the opinions set out in paragraph 7 below are subject to the effects of any United Nations, European Union, United Kingdom, United States or Belgian sanctions or other similar measures implemented or effective in Belgium with respect in any way to the Company, the Ordinary Shares or otherwise;

(iv) Anti-trust and Foreign Direct Investment: we have not considered any anti-trust, foreign direct investment, foreign subsidy; competition, public procurement or state aid laws, nor whether any filings or clearances are required under such laws;

(v) Financial assistance and buyback: we do not express an opinion on any financial assistance or share buyback matters or the effect thereof on the opinions set out in paragraph 7 below;

(vi) Stabilisation: we express no opinion on stabilisation measures that may be taken in relation to the Ordinary Shares or the American Depositary Shares; and

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(vii) Civil Code: Book 5 of the Belgian Civil Code has recently entered into force, on 1 January 2023, and Book 6 of the Belgian Civil Code has recently been adopted, on 1 February 2024. There is no case law yet to our knowledge, and guidance in legal writing is limited. As such, we cannot be conclusive as to whether our interpretation of the provisions of the Book 5 or Book 6 of the Belgian Civil Code will be upheld by Belgian case law or supported by legal writing.

Opinion

7. On the basis stated in paragraph 6, and subject to the assumptions in Schedule 2 and the qualifications in Schedule 3, we are of the opinion that the Ordinary Shares are validly issued, fully paid and non-assessable.

Benefit of Opinion

8. This opinion is addressed to you in relation to and as an exhibit to the Company’s Current Report on Form 6-K filed in connection with the Transaction (the Current Report) to be incorporated by reference into the Registration Statement and, except with our prior written consent, is not to be transmitted or disclosed to any other person, other than as an exhibit to the Current Report, and is not to be used or relied upon by you or by any other person for any purpose other than in connection with the filing of the Current Report.

9. Having requested production of this opinion and in order to rely on its contents, you agree to be bound by its terms.

10. We hereby consent to the filing of this legal opinion letter as an exhibit to the Current Report to be incorporated by reference into the Registration Statement and to the references to Freshfields Bruckhaus Deringer LLP under the heading “Validity of the Ordinary Shares” in the Prospectus Supplement and under “Legal Matters” in the Registration Statement. In giving the consent set out in the previous sentence, we do not thereby admit or imply that we are in the category of persons whose consent is required under Section 7 of the Securities Act or any rules and regulations of the SEC promulgated thereunder.

11. Any person who is entitled to, and does, rely on this opinion agrees, by so relying, that, to the fullest extent permitted by law and regulation (and except in the case of wilful misconduct or fraud), there is no assumption of a personal duty of care by, and such person will not bring any claim against, any individual who is a partner of, member of, associate of, employee of or consultant to Freshfields Bruckhaus Deringer LLP or any other member of the group of Freshfields Bruckhaus Deringer LLP undertakings and that such person will instead confine any claim to Freshfields Bruckhaus Deringer LLP. This applies (save only where law and regulation requires otherwise) to any claim, whether in contract, tort (including negligence), for breach of statutory duty, or otherwise.

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Governing Law

12. This opinion and any non-contractual obligations arising out of or in relation to this opinion are governed by Belgian law. This opinion is given in accordance with the rules and standards of the Brussels Bar.

Jurisdiction

13. The courts of Brussels shall have exclusive jurisdiction, to which you and we submit, in relation to all disputes (including claims for set-off and counterclaims) arising out of or in connection with this opinion, including, without limitation, disputes arising out of or in connection with (i) the creation, effect or interpretation of, or the legal relationships established by, this opinion, and (ii) any non-contractual obligations arising out of or in connection with this opinion.

Yours faithfully

/s/ Freshfields Bruckhaus Deringer LLP

Freshfields Bruckhaus Deringer LLP

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SCHEDULE 1

DOCUMENTS

(a)	a copy of the Registration Statement, excluding any documents incorporated by reference in it and any exhibits to it;

(b)	a copy of the Prospectus Supplement;

(c)

a copy of the underwriting agreement, dated as of 14 March 2024, by and among the Company, the Selling Shareholder, and Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and J.P. Morgan SE, as representatives of the several underwriters named therein;

(d)	a copy of the coordinated articles of association of the Company as at 2 January 2024 (the Articles of Association);

(e)	a copy of the publications of the Company in the Annexes to the Belgian State Gazette until 19 March 2024; and

(f)	a copy of an extract, dated 19 March 2024, in relation to the Company (Kruispuntbank van Ondernemingen/Banque-Carrefour des Entreprises).

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SCHEDULE 2

ASSUMPTIONS

In considering the Documents and in rendering this opinion, we have (with your consent and without any further enquiry) assumed:

(a)

Authenticity: the genuineness of all signatures, stamps and seals on, and the authenticity, accuracy and completeness of, all documents submitted to us (whether as originals or copies), including electronic signatures, from the person whose name appears on the face of the document;

(b)	Copies: the conformity to originals of all documents supplied to us as photocopies, portable document format (PDF) copies, facsimile copies or e-mail conformed copies;

(c)	Accuracy of Documents: that the information revealed in the Documents is accurate in all respects and has not since the time of such information was obtained been altered;

(d)

Principal Place of Business: that the Company’s (i) principal place of business (voornaamste vestiging/établissement principal), within the meaning of article 4 §3 of the Belgian Private International Law Code (Wetboek Internationaal Privaatrecht/Code de Droit International Privé), and (ii) centre of main interests (as defined in Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast)) are located exclusively in Belgium;

(e)

Corporate Object: that the corporate object of the Company is lawful and does not conflict with public order and the execution and performance of the Documents meets the corporate object of the Company. There is nothing on the face of the corporate object clause in the Articles of Association of the Company that contradicts this assumption;

(f)	Articles of Association: that the Articles of Association correctly reflect the capital of the Company;

(g)

Directors’ Duties: that the directors (bestuurders/administrateurs) of the Company, in authorising the issuance of any Ordinary Shares, terms of the offering thereof and related matters have exercised or will exercise their powers in accordance with the Company’s best interests, with their duties under all applicable laws and the Articles of Association and with observation of the rules governing conflicts of interest and related party transactions;

(h)	Corporate Interest: that the issuance of any Ordinary Shares, terms of the offering thereof and related matters are or will be in the corporate interest of the Company;

(i)

Personal legal capacity: the personal legal capacity (handelingsbekwaamheid/capacité juridique) of all individuals authorising the issuance of any Ordinary Shares, terms of the offering thereof and related matters and that no individual or entity acting on behalf of the Company had or will have a conflicting interest;

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(j)

Board Resolutions: that (i) the meetings of the board of directors of the Company that have passed or will pass resolutions implied in the Documents were or will be duly constituted, convened and conducted in accordance with Belgian law and the Articles of Association, (ii) the resolutions passed at such meetings were or will be duly adopted in accordance with Belgian law and the Articles of Association, have not or will not have been revoked or varied and remain or will remain in full force and effect, (iii) such resolutions are or will be correctly described in the relevant minutes, and (iv) the power of attorney included in the minutes of the Company in favour of certain individuals has not or will not have been revoked;

(k)

General shareholders’ meetings: that (i) the general shareholders’ meetings of the Company that have passed or will pass resolutions implied in the Documents were or will be duly constituted and convened in accordance with Belgian law and the Articles and Association, (ii) the resolutions passed at such general shareholders’ meetings were or will be duly adopted in accordance with Belgian law and the Articles of Association, have not or will not have been revoked or varied and remain or will remain in full force and effect, (iii) such resolutions are or will be correctly described in the relevant minutes, and (iv) the power of attorney included in the minutes of the Company in favour of certain individuals has not or will not have been revoked;

(l)

Notarial deeds: the notarial deeds recording the issuance of any Ordinary Shares constitute a valid notarial deed (authentieke akte/acte authentique) executed in front of a notary public (notaris/notaire) who has the power and authority to execute such deeds;

(m)	Director Employment: no director of the Company has or will have entered into an employment agreement with the Company in relation to his/her position as director;

(n)

No Insolvency: that on the date of this opinion, and on the date of the issuance of any Ordinary Shares, the Company (i) was not or will not be deemed to be in a situation of cessation of payments within the meaning of Book XX (Insolventie van ondernemingen/Insolvabilité des entreprises) of the Belgian Code of Economic Law or any similar law under any foreign applicable law, (ii) is not and will not have been dissolved, has not and will not have resolved to enter into liquidation, has not and will not have ceased to exist pursuant to a merger or a de-merger, or (iii) has not and will not have filed an application for judicial reorganisation or preparatory agreement (voorbereidend akkoord/accord préparatoire) under Book XX (Insolventie van ondernemingen/Insolvabilité des entreprises) of the Belgian Code of Economic Law or under any similar law under any foreign applicable law; that no liquidator (vereffenaar/liquidateur), trustee in bankruptcy (curator/curateur), judicial custodian (sekwester/administrateur-séquestre), compulsory manager (voorlopig bewindvoerder/administrateur provisoire), commissioner (commissaris inzake opschorting/commissaire au sursis), judicial manager (gerechtsmandataris/mandataire judiciaire) or mediator (ondernemingsbemiddelaar/ médiateur d’entreprise) or similar officer has been or will have been appointed and that no petition or proceeding with respect to such an appointment is or will be presented or pending in respect of the Company. Although such searches are not conclusive, our searches conducted in the Central Solvency Registry (RegSol), as evidenced by the CSR Search showed that at the time the CSR Search result was obtained with respect to the Company, the Company had not been declared bankrupt and did not obtain a judicial reorganisation;

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(o)

No Dealings: that there are or will be no dealings, agreements, understandings or arrangements (written or oral), actions or events between, by or involving any of the parties referenced in the Documents that modify, change, qualify or supersede any of the terms of such Documents (unless such dealings, agreements, understandings or arrangements, actions or events have been notified to us in writing);

(p)

No Violation: that none of the Documents nor any actions or transactions contemplated thereunder (including the offering, selling, issuance, registration and listing of the Ordinary Shares) will infringe the terms of, or constitute a default under, any trust deed, agreement, deed of constitution, articles of association (except, but without prejudice to the other provisions of this opinion, with respect to the Documents and the Company’s Articles of Association) or other instrument or obligation to which any of the parties to the Documents is or will be a party or by which any of its property, undertaking, assets or reserves are or will be bound;

(q)

No contravention: that (i) no provisions of the laws of any jurisdiction (other than in respect of the Company, Belgian law) would be contravened by the execution, delivery or performance of the Registration Statement and any actions contemplated thereunder (including the offering, selling, issuance, registration and listing of the Ordinary Shares) and that (ii) none of the opinions expressed in this letter will be affected by the laws (including public policy) of any jurisdiction other than Belgium;

(r)	Registration Statement: that the Registration Statement has been filed with the SEC in a timely manner and has become effective, in the form referred to in this opinion;

(s)	Filing of Notarial Deeds: that the notarial deeds referred to in paragraph (l) of this Schedule 2 have been timely and appropriately filed and registered;

(t)

No Amendments: that the Documents have not been amended, terminated, rescinded or varied, that there has been no breach of any of their provisions by any of the parties thereto which would affect the opinions expressed in this opinion, and that the Documents are not affected in any way by any relevant provisions of any other document or agreement or any course of dealings between the parties thereto;

(u)

Unknown Facts: that there are no facts or circumstances (and no documents, agreements, instruments or correspondence) which are not apparent from the face of the Documents or which have not been disclosed to us that may affect the opinions expressed in this opinion;

(v)

Arm’s Length Terms: that the issuance, offering, sale, registration or listing of any Ordinary Shares have not or will not have been entered into for an illicit cause (ongeoorloofde oorzaak/cause illicite), have or will have been entered into for bona fide commercial reasons and on arm’s length terms by each of the parties thereto and without intent to defraud or harm (including as to the interests of creditors), that the issuance, offering, sale, registration or listing of any Ordinary Shares, the implementation or the proceeds or cash flows in connection therewith are or will not and are not or will not be used in breach of any applicable anti-money laundering, anti-bribery, anti-corruption or sanctions law and that each of the parties had all the information as referred to in Article 5.16 of the Belgian Civil Code before any relevant transaction;

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(w)

No Mistake of Fact, Fraud, Duress or Undue Influence: that there has been and will be no mistake of fact (dwaling/erreur), fraud (bedrog/dol), duress (benadeling/préjudice) or undue influence (geweld/violence) or abuse of circumstances (misbruik van omstandigheden/abus de circonstances) in relation to any Document or transaction;

(x)

No financial assistance: that the offering, selling, issuance, registration and listing of the Ordinary Shares or the implementation thereof does not consist of financial assistance in breach of article 7:227 of the Belgian Code of Companies and Associations (Wetboek van vennootschappen en verenigingen/Code des sociétés et des associations);

(y)

Share buyback: that any outstanding shares of the Company have not been or will not be bought back by the Company or any of its subsidiaries in breach of article 7:215 of the Belgian Code of Companies and Associations (Wetboek van vennootschappen en verenigingen/Code des sociétés et des associations); and

(z)

No Consents/Licences: that all consents, approvals, notices, filings, records, publications, licenses and registrations which are necessary under any applicable law or regulation (other than, in the case of the Company, Belgian law) in order to permit the execution, delivery or performance of the Documents and any actions contemplated thereunder (including the offering, selling, issuance, registration and listing of the Ordinary Shares), have been made or obtained at the date of this opinion or will be made or obtained within the period permitted or required by such laws or regulations.

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SCHEDULE 3

QUALIFICATIONS

Our opinion is subject to the following qualifications:

(a)

The term “non-assessable”: the term “non-assessable” has no legal meaning under Belgian Law; we are using it in this opinion based on the terminology used in the context of legal opinions requested in respect of registration statements filed with the SEC; such term, as used in this opinion letter, should be construed to only mean that no holder of Ordinary Shares can be required to pay any amount in addition to the amount required for such share to be fully paid as provided for by article 7:183 of the Belgian Code on Companies and Associations; and

(b)

General Insolvency Law: this opinion is subject to bankruptcy (faillissement/faillite), judicial reorganisation (gerechtelijke reorganisatie/réorganisation judiciaire), insolvency (insolventie/insolvabilité), attachment (beslag/saisie), liquidation (vereffening/liquidation) and other laws of general application relating to or affecting the rights of creditors generally.

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